Exhibit 99.1

COVENTRY HEALTH CARE ANNOUNCES RETIREMENT OF CEO ALLEN F. WISE;
CHIEF FINANCIAL OFFICER DALE B. WOLF NAMED AS SUCCESSOR

Bethesda, Maryland (September 17, 2004) — Coventry Health Care, Inc. (NYSE: CVH) President and Chief Executive Officer Allen F. Wise today announced his retirement as President and CEO. Coventry’s Board of Directors has named Executive Vice President and Chief Financial Officer Dale B. Wolf as Mr. Wise’s replacement effective January 1, 2005. Mr. Wolf’s appointment was the result of succession planning efforts undertaken by the Board of Directors that commenced in the summer of 2003.

Mr. Wise will assume the position of Chairman of the Board effective January 1, 2005 in a non-executive capacity. Current Chairman John H. Austin will remain as a member of Coventry’s Board of Directors.

Over the past 8 years under Mr. Wise’s leadership, Coventry has grown:

  Membership from 866,000 to 2,458,000, an average annual growth rate of 13.9%
  Revenues from $1.0 billion to $5.3 billion, an average annual growth rate of 22.4%
  Total assets from $0.4 billion to $2.1 billion
  EPS at average annual rate of 72.5%

     “When I arrived at Coventry eight years ago, my goal was simply for Coventry to be known as a well-run business,” said Allen F. Wise, “As I look upon Coventry’s accomplishments over that time period, while certainly proud of Coventry’s unparalleled record of profitable growth, I am especially pleased that I accomplished my goal as Coventry is recognized as a well-run company. I owe a great deal of gratitude for our success to our dedicated employees, a supportive board of directors under John Austin’s leadership who let me carry out my vision for Coventry, and to my senior staff, the most talented in this industry, whose dedication, execution, and business savvy have driven past results and will continue to drive future success. Dale Wolf has been at my side through Coventry’s transformation these past 8 years, and I, as well as the Board, believe his leadership, business intellect, and experience will provide Coventry the strategic, financial, and operational expertise to grow profitably into the future. I look forward to my new role as Chairman and in supporting Dale as he leads Coventry forward.”

     “I am very fortunate and humbled to be given the opportunity to lead Coventry into the future,” said Dale B. Wolf, “Allen has been a great mentor and friend, and all of us at Coventry owe him a great deal of gratitude for his leadership and vision and I look forward to Allen’s continuing counsel. I am excited to be working with the exceptional management team Allen has built and am confident we will create new growth opportunities for our owners and employees. Rest assured that Allen’s legacy of focus, discipline, and execution will remain at the very heart of how Coventry will grow profitably into the future.”

     This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission (SEC).

     Coventry Health Care is a managed health care company based in Bethesda, Maryland operating health plans and insurance companies under the names Coventry Health Care, Coventry Health and Life, Altius Health Plans, Carelink Health Plans, Group Health Plan, HealthAmerica, HealthAssurance, HealthCare USA, PersonalCare, SouthCare, Southern Health and WellPath. The Company provides a full range of managed care products and services, including HMO, PPO, POS, Medicare+Choice, Medicaid, and Network Rental to 3.1 million members in a broad cross section of employer and government-funded groups in 14 markets throughout the Midwest, Mid-Atlantic and Southeast United States. More information is available on the Internet at http://www.cvty.com